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Exhibit 10.13

FOURTH AMENDMENT

        THIS FOURTH AMENDMENT ("Amendment"), dated as of November 5, 2003 (the "Amendment Date"), is made between (i) INTRADO INC., INTRADO COMMUNICATIONS INC. and INTRADO COMMUNICATIONS OF VIRGINIA INC. (individually and collectively, "Borrower"); and (ii) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("Lender");

W I T N E S S E T H:

        WHEREAS, pursuant to a certain Loan and Security Agreement, dated as of July 31, 2001, made between Borrower and Lender (hereinafter, as amended to date, called the "Loan Agreement"), Lender agreed to extend credit to Borrower in accordance with, and subject to, the terms and conditions therein contained; and

        WHEREAS, Borrower has requested that Lender (a) extend the Stated Expiry Date for the Revolving Credit Loan (such terms and all other capitalized terms used in this recital and not defined herein shall have the meanings assigned to them in the Loan Agreement) from July 31, 2004 to December 31, 2006, (b) modify the "Borrowing Availability" definition to provide that Borrowing Availability will be limited by Adjusted EBITDA rather than by the Borrowing Base and (c) provide a "LIBOR Rate" option with respect to the Revolving Credit Loan; and

        WHEREAS, subject to the terms and conditions hereof, Lender is willing to make such accommodations to Borrower;

        NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrower and Lender agree to amend the Loan Agreement as follows:

        1.    Incorporation of Definitions.    Capitalized terms used hereinbelow, but not expressly redefined hereinbelow, shall have the meanings given to such terms in the Loan Agreement, as amended hereby.

        2.    Amendment to Section 1.1 of the Loan Agreement.    Section 1.1 of the Loan Agreement is hereby amended by deleting subsection (c) thereof in its entirety and substituting in lieu thereof the following revised subsection (c):

            (c)   Borrower's Agent shall provide to Lender concurrently with each Notice of Revolving Credit Advance a certification by the chief executive officer or chief financial officer of Borrower's Agent that, after giving effect to the requested Revolving Credit Advance, the aggregate amount of all outstanding Revolving Credit Advances and Letter of Credit Obligations will not exceed Borrowing Availability and showing in reasonable detail the calculations used in making such determination.

        3.    Amendment to Section 1.2 of the Loan Agreement.    Section 1.2 of the Loan Agreement is hereby amended by inserting the following parenthetical before the period at the end of subsection (a) thereof:

    (including, without limitation, any application LIBOR funding breakage costs in accordance with Section 1.5(f))

        4.    Amendments to Section 1.5 of the Loan Agreement.

          (a)   Section 1.5 of the Loan Agreement is hereby amended by deleting the first sentence of subsection (a) thereof and substituting in lieu thereof the following sentence:

    Borrower shall pay interest to Lender on the aggregate outstanding Revolving Credit Advances at a floating rate equal to the Index Rate plus one and one-half percent (1.5%) per annum or, at the election of Borrower's Agent pursuant to Section 1.5(e) below, at a fixed rate for the applicable LIBOR Period equal to the applicable LIBOR Rate plus three and three-fourths percent (3.75%) per annum (each of such rates, as applicable, the "Revolving Credit Rate").

          (b)   Section 1.5 of the Loan Agreement is hereby further amended by deleting the first sentence of subsection (b) thereof and substituting in lieu thereof the following sentences:

    Interest shall be payable (i) as to any outstanding Revolving Credit Advance which is an Index Rate Loan, (A) in arrears for the preceding calendar month on the first day of each calendar month, (B) on the Commitment Termination Date, and (C) if any interest accrues or remains payable after the Commitment Termination Date, upon demand by Lender and (ii) as to any outstanding Revolving Credit Advance which is a LIBOR Loan, (A) in arrears for the applicable LIBOR Period, on the last day of the applicable LIBOR Period, (B) on the Commitment Termination Date and (C) if any interest accrues or remains payable after the Commitment Termination Date, upon demand by Lender.

          (c)   Section 1.5 of the Loan Agreement is hereby further amended by deleting subsection (c) thereof in its entirety and substituting in lieu thereof the following revised subsection (c).

    (c) Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the applicable Revolving Credit Rate, the Letter of Credit Fee, the Term Loan Rate and the applicable Second Term Loan Rate shall automatically be increased by two percentage points (2%) per annum (such increased rate, the "Default Rate"), and all outstanding Obligations, including unpaid interest and Letter of Credit Fees, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

          (d)   Section 1.5 of the Loan Agreement is hereby further amended by deleting subsections (e) and (f) thereof in their entireties and substituting in lieu thereof the following revised subsections (c) and (f):

    (e) Subject to the conditions precedent set forth in clauses (a), (b) and (c) of Section 2.2, Borrower's Agent shall have the option to (i) request that any Revolving Credit Advance or Advances and/or all or any portion of the Second Term Loan be made as a LIBOR Loan, (ii) convert at any time any Revolving Credit Advance or Advances and/or all or any part of outstanding Second Term Loan from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with subsection 1.5(f) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue any Revolving Credit Advance or Advances and/or all or any portion of the Second Term Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period, and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Revolving Credit Advance or Revolving Credit Advances having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount. Any Loan or group of Loans under the Second Term Loan having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 12:00 noon (New York time) on the 3rd Business Day prior to (1) the date of the funding of any LIBOR Loan, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower's Agent wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower's Agent in such election. If no election is received with respect to a LIBOR Loan by 12:00 noon (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default has occurred and is continuing or if the additional conditions precedent set forth in clauses (a), (b) and (c) of Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower's Agent must make such election by notice to Lender in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a notice of conversion/continuation in form and substance satisfactory to Lender.

    (f) To induce Lender to provide the LIBOR Rate option with respect to the Revolving Credit Advances and the Second Term Loan on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower's Agent has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower's Agent has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to Lender under this subsection, Lender shall be deemed to have actually funded the relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided that Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, Lender shall provide Borrower's Agent with its written calculation of all amounts payable pursuant to this Section 1.5(f), and such calculation shall be binding on the parties hereto unless Borrower's Agent shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

        5.    Amendment to Section 1.11 of the Loan Agreement.    Section 1.11 of the Loan Agreement is hereby deleted in its entirety and the following revised Section 1.11 is hereby substituted in lieu thereof:

    1.11    Borrowing Availability; Reserves.    The Borrowing Availability shall be determined by Lender based on the most recent certificate with respect thereto delivered to Lender in accordance with Section 1.1 and such other information available to Lender. Without limiting any other rights and remedies of Lender hereunder or under the other Loan Documents, the Revolving Credit Loan shall be subject to Lender's continuing right to withhold from Borrowing Availability reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Lender's good faith credit judgment such reserves are necessary, including to protect Lender's interest in the Collateral or to protect Lender against possible diminution of the value of any Collateral or possible non-payment of any of the Obligations or for any Taxes or in respect of any state of facts which could constitute a Default. Lender shall give Borrower at least ten (10) days prior written notice of the imposition of any such reserves

    (unless a Default then exists), stating with particularity the basis therefor; e.g., a collateral audit, and the facts and circumstances giving rise thereto.

        6.    Amendments to Section 2.2 of the Loan Agreement.

    (a) Section 2.2 of the Loan Agreement is hereby amended by inserting after the parenthetical in the introduction thereof (which reads "(including the initial Loans)") the words "or to convert or continue any Revolving Credit Advance or all or any portion of the Second Term Loan as a LIBOR Loan" (in lieu of the insertion thereto previously made pursuant to the Third Amendment).

    (b) Section 2.2 of the Loan Agreement is hereby further amended by inserting after the word "Loan" in the first line of the last paragraph thereof (in lieu of the insertion thereto previously made pursuant to the Third Amendment) the words "or the conversion or continuation of any Revolving Credit Advance or Advances or all or any portion of the Second Term Loan into, or as, a LIBOR Loan, as the case may be".

        7.    Amendment to Section 3.19 of the Loan Agreement.    Section 3.19 of the Loan Agreement is hereby amended by deleting the first sentence thereof.

        8.    Amendment to Section 4.1 of the Loan Agreement.    Section 4.1 of the Loan Agreement is hereby amended by deleting clause (a) thereof.

        9.    Amendments to Defined Terms.    The definitions of "Borrowing Availability", "Index Rate Loan" "LIBOR Periods" "Loan" and "Stated Expiry Date" set forth in Schedule A to the Loan Agreement are hereby deleted in their entireties and the following revised definitions are hereby substituted in lieu thereof:

    "Borrowing Availability" shall mean at any time, the lesser of (i) the Maximum Amount or (ii) an amount equal to two times Adjusted EBITDA (as defined in Schedule G) determined on a trailing twelve (12) months basis for the most recently ended Fiscal Month of Borrower for which Financial Statements and a compliance certificate have been delivered to Lender pursuant to Section 4.1(b), in each case, less such reserves as may be established by Lender from time to time in its good faith discretion, as more particularly described in Section 1.11.

    "Index Rate Loan" means any Revolving Credit Advance and/or the Second Term Loan or portion thereof, in each case bearing interest by reference to the Index Rate.

    "LIBOR Loan" means any Revolving Credit Advance and/or the Second Term Loan or any portion thereof, in each case bearing interest by reference to the LIBOR Rate.

    "LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower's Agent pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower's Agent's irrevocable notice to Lender as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

    (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

    (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date or the maturity date of the Second Term Loan, as applicable, shall end two (2) LIBOR Business Days prior to such date;

    (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

    (d) Borrower's Agent shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

    (e) Borrower's Agent shall select LIBOR Periods so that there shall be no more than five (5) separate LIBOR Loans in existence at any one time.

    "Loans" shall mean, collectively, (a) the Revolving Credit Loan (or, as the context shall require, any Index Rate Loan or LIBOR Loan made thereunder), including the Letter of Credit Obligations, (b) the Term Loan and (c) the Second Term Loan, or, as the context shall require, any Index Rate Loan or LIBOR Loan made thereunder. "Loan" shall mean any of such loans, as the context shall require.

    "Stated Expiry Date" shall mean December 31, 2006.

    (b) The definitions of "Borrowing Base", "Borrowing Base Certificate" and "Eligible Accounts" set forth in Schedule A to the Loan Agreement are hereby deleted.

        10.    Amendment to Schedule E of the Loan Agreement.    Schedule E of the Loan Agreement is hereby amended by changing the words and figure "one-fourth of one percent (1/4%)" set forth in Section 1 to "one-half of one percent (1/2%)".

        11.    Amendments to Exhibits to the Loan Agreement.    Exhibit A to the Loan Agreement (Form of Notice of Revolving Credit Advance) is hereby deleted and Exhibit A attached hereto is hereby substituted in lieu thereof. Exhibit B to the Loan Agreement (Form of Borrowing Base Certificate) is hereby deleted.

        12.    Conditions Precedent.    The amendments set forth herein shall not become effective unless and until (a) Borrower shall have delivered to Lender resolutions of its board of directors, certified by the Secretary or an assistant Secretary of Borrower to be true, correct and complete authorizing Borrower's execution and delivery of, and performance under, this Amendment and (b) Borrower shall have paid to Lender a closing fee in the amount of One Hundred Thousand Dollars ($100,000), which fee shall be fully-earned upon payment.

        13.    Effect of Amendment.    This Amendment shall become effective as of the date of satisfaction of the conditions precedent set forth in Section 12 hereof. Except as set forth expressly herein, all terms of the Loan Agreement, as amended hereby, and the Loan Documents, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Lender. To the extent any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby. In any event, this Amendment and the documents executed in connection therewith shall not, individually or collectively, constitute in any way a novation.

        14.    Inducement Representations.    To induce Lender to enter into this Amendment, Borrower hereby (a) restates and renews each and every representation and warranty heretofore made by it under, or in connection with the execution and delivery of, the Loan Agreement; (b) restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and in the Loan Documents, effective as of the date hereof; (c) certifies that, as of the date hereof, after giving effect hereto, no Event of Default or Default exists; (d) acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in its favor as against Lender with respect to the payment or performance of its Obligations; (e) acknowledges and agrees that Lender's Lien in the Collateral continues in full force and effect as security for all of the Obligations, including, without limitation, all of the Obligations of Borrower under and in respect of the Revolving Credit Loans, the Term Loan and the Second Term Loan and (f) releases Lender from any and all liability for any action taken (or omitted to be taken) by Lender in connection with the Loan Agreement or pursuant thereto through the date of this Amendment.

        15.    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles thereof regarding conflicts of laws.

        16.    Costs and Expenses.    Borrower agrees to pay upon request all costs and expenses of Lender in connection with the preparation, execution, delivery and enforcement of this Amendment and all other Loan Documents executed in connection herewith, the closing hereof, and any other transactions contemplated hereby, including the reasonable fees and out-of-pocket expenses of Lender's legal counsel.

        17.    Entire Agreement.    This Amendment constitutes the entire agreement between Borrower and Lender relative to the subject matter hereof, and supersedes and replaces any understanding or agreement, oral or written, in conflict therewith.

        IN WITNESS WHEREOF, Borrower and Lender have set their hands, effective as of the Amendment Date.

"BORROWER"
INTRADO INC.
By:

Name:

Title:

INTRADO COMMUNICATIONS INC.
By:

Name:

Title:

INTRADO COMMUNICATIONS OF VIRGINIA INC.
By:

Name:

Title:

"LENDER"
GENERAL ELECTRIC CAPITAL CORPORATION
By:

Name:

Title:

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FOURTH AMENDMENT